EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 3 to Registration Statement No. 333-197734 on Form N-1A of our report dated July 30, 2015, relating to the financial statement of Eaton Vance Bond NextShares™, one of the funds constituting Eaton Vance NextShares Trust II, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 30, 2015